Exhibit 99.1

Media Contacts	Investor Contact
Anita Liskey, 312.466.4613	John Peschier, 312.930.8491
William Parke, 312.930.3467	CME-G
news@cmegroup.com www.cmegroup.mediaroom.com

FOR IMMEDIATE RELEASE

CME Group Inc. Reports Third-Quarter 2014 Financial Results

CHICAGO, October 30, 2014 – CME Group Inc. (NASDAQ: CME) today reported revenues of $762 million and operating income of $430 million for the third quarter of 2014. Net income attributable to CME Group was $290 million and diluted earnings per share were $0.86. Excluding the items noted in the reconciliation, adjusted earnings per share would have been $0.841.

“Our core business performed very well during the third quarter, with our record overall options volume and record volume from outside the United States accounting for 60 percent of the quarterly volume growth,” said CME Group Executive Chairman and President Terry Duffy. “In addition, the momentum has continued, and October is on track to have the highest monthly volume in our history. In particular, on October 15 we set an all-time daily record with volume approaching 40 million contracts. This reflects the significant client demand during a more volatile period, supported by the company’s unmatched liquidity, tight bid-ask spreads, system reliability and capital efficiency. Bottom line, with nearly 9 million contracts traded that day from Europe, Asia and Latin America, we truly are the place where the world comes to manage risk.”

“During the third quarter, we streamlined our organizational structure to better meet the needs of our global client base and accelerate future earnings growth and cash flow,” said CME Group Chief Executive Officer Phupinder Gill. “With increased agility from an operational perspective, we are aggressively focused on improving execution, enhancing efficiency and increasing our speed to market throughout the world. If we are successful, revenues will increase and expenses decrease, and our shareholders will be rewarded as we further strengthen our position in the evolving global marketplace. Based on our current plans, we expect to keep operating expenses essentially flat in 2015 relative to this year.”

Third-quarter 2014 average daily volume was 13.5 million contracts, up 12 percent from third-quarter 2013. Clearing and transaction fee revenues were $641.8 million, up 7 percent compared with third-quarter 2013. Third-quarter 2014 total average rate per contract was 72.5 cents, down from 74.9 cents in second-quarter 2014, driven primarily by the 7 percent growth in total volume made up of a higher proportion of lower priced financial products.

As of September 30, 2014, the company had $1.2 billion of cash and marketable securities and $2.1 billion of long-term debt.

1.	A reconciliation of the non-GAAP financial results mentioned to the respective GAAP figures can be found within the Reconciliation of GAAP to Non-GAAP Measures chart at the end of the financial statements.

- more -

Guidance

CME Group full-year 2014 adjusted operating expenses are expected to be approximately $1.3 billion, at the low-end of the previously stated range. Based upon the impact related to the recent reorganization and other expense management initiatives, the company’s current estimate of 2015 operating expenses is the same as 2014, at approximately $1.3 billion. The estimate excludes the impact of the pending transaction with GFI Group.

CME Group will hold a conference call to discuss third-quarter 2014 results at 8:30 a.m. Eastern Time today. A live audio Webcast of the call will be available on the Investor Relations section of CME Group’s Web site at www.cmegroup.com. An archived recording will be available for up to two months after the call.

As the world’s leading and most diverse derivatives marketplace, CME Group (www.cmegroup.com) is where the world comes to manage risk. CME Group exchanges offer the widest range of global benchmark products across all major asset classes, including futures and options based on interest rates, equity indexes, foreign exchange, energy, agricultural commodities, metals, weather and real estate. CME Group brings buyers and sellers together through its CME Globex® electronic trading platform, its trading facilities in New York and Chicago, and through its London-based CME Europe derivatives exchange. CME Group also operates one of the world’s leading central counterparty clearing providers through CME Clearing and CME Clearing Europe, which offer clearing and settlement services across asset classes for exchange-traded contracts and over-the-counter derivatives transactions. These products and services ensure that businesses everywhere can substantially mitigate counterparty credit risk.

CME Group is a trademark of CME Group Inc. The Globe Logo, CME, Globex and Chicago Mercantile Exchange are trademarks of Chicago Mercantile Exchange Inc. CBOT and the Chicago Board of Trade are trademarks of the Board of Trade of the City of Chicago, Inc. NYMEX, New York Mercantile Exchange and ClearPort are registered trademarks of New York Mercantile Exchange, Inc. COMEX is a trademark of Commodity Exchange, Inc. KCBOT, KCBT and Kansas City Board of Trade are trademarks of The Board of Trade of Kansas City, Missouri, Inc. All other trademarks are the property of their respective owners. Further information about CME Group (NASDAQ: CME) and its products can be found at www.cmegroup.com.

Statements in this press release that are not historical facts are forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statements. We want to caution you not to place undue reliance on any forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Among the factors that might affect our performance are increasing competition by foreign and domestic entities, including increased competition from new entrants into our markets and consolidation of existing entities; our ability to keep pace with rapid technological developments, including our ability to complete the development, implementation and maintenance of the enhanced functionality required by our customers while maintaining reliability and ensuring that such technology is not vulnerable to security risks; our ability to continue introducing competitive new products and services on a timely, cost-effective basis, including through our electronic trading capabilities, and our ability to maintain the competitiveness of our existing products and services, including our ability to provide effective services to the swaps market; our ability to adjust our fixed costs and expenses if our revenues decline; our ability to maintain existing customers, develop strategic relationships and attract new customers; our ability to expand and offer our products outside the United States; changes in domestic and non-U.S. regulations, including the impact of any changes in domestic and foreign laws or government policy with respect to our industry, such as any changes to regulations and policies that require increased financial and operational resources from us or our customers; the costs associated with protecting our intellectual property rights

- more -

and our ability to operate our business without violating the intellectual property rights of others; decreases in revenue from our market data as a result of decreased demand; changes in our rate per contract due to shifts in the mix of the products traded, the trading venue and the mix of customers (whether the customer receives member or non-member fees or participates in one of our various incentive programs) and the impact of our tiered pricing structure; the ability of our financial safeguards package to adequately protect us from the credit risks of clearing members; the ability of our compliance and risk management methods to effectively monitor and manage our risks, including our ability to prevent errors and misconduct and protect our infrastructure against security breaches and misappropriation of our intellectual property assets; changes in price levels and volatility in the derivatives markets and in underlying equity, foreign exchange, interest rate and commodities markets; economic, political and market conditions, including the volatility of the capital and credit markets and the impact of economic conditions on the trading activity of our current and potential customers; our ability to accommodate increases in contract volume and order transaction traffic and to implement enhancements without failure or degradation of the performance of our trading and clearing systems; our ability to execute our growth strategy and maintain our growth effectively; our ability to manage the risks and control the costs associated with our strategy for acquisitions, investments and alliances; our ability to continue to generate funds and/or manage our indebtedness to allow us to continue to invest in our business; industry and customer consolidation; decreases in trading and clearing activity; the imposition of a transaction tax or user fee on futures and options on futures transactions and/or repeal of the 60/40 tax treatment of such transactions; the unfavorable resolution of material legal proceedings; and the seasonality of the futures business. For a detailed discussion of these and other factors that might affect our performance, see our filings with the Securities and Exchange Commission, including our most recent periodic reports filed on Form 10-K and Form 10-Q.

# # #

14-157

20 South Wacker Drive Chicago, Illinois 60606    cmegroup.com

CME Group Inc. and Subsidiaries

Consolidated Balance Sheets

(in millions)

	September 30, 2014	December 31, 2013
ASSETS
Current Assets:
Cash and cash equivalents	$1,087.9	$2,469.7
Marketable securities	72.8	68.4
Accounts receivable, net of allowance	344.8	302.7
Other current assets (includes $37.0 and $40.0 in restricted cash)	275.6	209.7
Performance bonds and guaranty fund contributions	32,385.3	21,355.1

Total current assets	34,166.4	24,405.6
Property, net of accumulated depreciation and amortization	498.7	513.4
Intangible assets—trading products	17,175.3	17,175.3
Intangible assets—other, net	2,662.3	2,741.2
Goodwill	7,569.0	7,569.0
Other assets (includes $74.7 and $74.0 in restricted cash)	1,898.6	1,873.3

Total Assets	$63,970.3	$54,277.8

LIABILITIES AND EQUITY
Current Liabilities:
Accounts payable	$35.0	$36.2
Short-term debt	—	749.9
Other current liabilities	207.6	1,169.8
Performance bonds and guaranty fund contributions	32,385.3	21,355.1

Total current liabilities	32,627.9	23,311.0
Long-term debt	2,107.7	2,107.2
Deferred income tax liabilities, net	7,308.4	7,249.7
Other liabilities	389.2	449.4

Total Liabilities	42,433.2	33,117.3

CME Group shareholders’ equity	21,537.1	21,154.8
Non-controlling interest	—	5.7

Total Equity	21,537.1	21,160.5

Total Liabilities and Equity	$63,970.3	$54,277.8

CME Group Inc. and Subsidiaries

Consolidated Statements of Income

(dollars in millions, except per share amounts; shares in thousands)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Revenues
Clearing and transaction fees	$641.8	$597.9	$1,903.3	$1,883.6
Market data and information services	87.7	78.6	266.7	238.9
Access and communication fees	20.8	20.3	61.6	62.4
Other	12.1	17.8	39.8	64.4

Total Revenues	762.4	714.6	2,271.4	2,249.3
Expenses
Compensation and benefits	132.1	134.0	407.3	392.3
Communications	7.8	9.2	24.3	26.7
Technology support services	13.8	13.4	42.3	39.6
Professional fees and outside services	32.2	35.6	99.3	85.4
Amortization of purchased intangibles	25.3	25.6	75.7	77.4
Depreciation and amortization	32.7	35.0	101.1	100.8
Occupancy and building operations	24.7	19.2	71.1	56.7
Licensing and other fee agreements	25.5	25.7	80.2	73.8
Other	37.9	16.4	73.2	82.8

Total Expenses	332.0	314.1	974.5	935.5

Operating Income	430.4	400.5	1,296.9	1,313.8
Non-Operating Income (Expense)
Investment income	7.4	12.6	25.7	34.9
Interest and other borrowing costs	(28.7)	(34.6)	(90.7)	(112.8)
Equity in net gains (losses) of unconsolidated subsidiaries	20.0	20.4	63.9	58.1
Other non-operating income (expense)	—	—	1.8	—

Total Non-Operating	(1.3)	(1.6)	0.7	(19.8)

Income before Income Taxes	429.1	398.9	1,297.6	1,294.0
Income tax provision	139.1	162.6	477.2	509.0

Net Income	290.0	236.3	820.4	785.0
Less: net income (loss) attributable to non-controlling interests	—	(0.4)	(0.2)	1.3

Net Income Attributable to CME Group	$290.0	$236.7	$820.6	$783.7

Earnings per Common Share Attributable to CME Group:
Basic	$0.87	$0.71	$2.46	$2.36
Diluted	0.86	0.71	2.44	2.35
Weighted Average Number of Common Shares:
Basic	334,424	332,763	334,144	332,355
Diluted	336,172	334,674	335,820	334,055

CME Group Inc. and Subsidiaries

Quarterly Operating Statistics

	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
Trading Days	64	64	61	63	64

Quarterly Average Daily Volume (ADV)

CME Group ADV (in thousands)

Product Line	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
Interest rate	5,839	5,274	6,725	6,668	7,181
Equity	2,408	2,471	2,890	2,465	2,586
Foreign exchange	792	705	817	638	797
Energy	1,609	1,571	1,705	1,457	1,562
Agricultural commodity	1,009	992	1,168	1,084	1,058
Metal	360	317	355	323	308

Total	12,018	11,331	13,659	12,636	13,493
Venue
Electronic	10,199	9,723	11,703	10,888	11,627
Open outcry	1,173	957	1,179	1,100	1,208
Privately negotiated*	646	651	778	647	657

Total	12,018	11,331	13,659	12,636	13,493

Average Rate Per Contract (RPC)

CME Group RPC

Product Line	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
Interest rate	$0.484	$0.504	$0.481	$0.473	$0.473
Equity	0.695	0.702	0.712	0.714	0.687
Foreign exchange	0.819	0.835	0.804	0.861	0.788
Energy	1.300	1.279	1.364	1.298	1.291
Agricultural commodity	1.323	1.327	1.369	1.430	1.362
Metal	1.626	1.682	1.707	1.715	1.707

Average RPC	$0.762	$0.780	$0.767	$0.749	$0.725

*	The privately negotiated venue average daily volume includes both traditional block trades as well as what was historically categorized as CME ClearPort. Going forward there will no longer be a break out for CME ClearPort.

CME Group Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Measures

(dollars in millions, except per share amounts; shares in thousands)

Quarter Ended September 30, 2014
GAAP Net Income Attributable to CME Group	$290.0

Foreign exchange transaction losses[1]	12.8

Acquisition-related costs	2.7

Income tax effect related to above	(5.8)

Other income tax items[2]	(18.9)

Adjusted Net Income Attributable to CME Group	$280.8

GAAP Earnings per Common Share Attributable to CME Group:
Basic	$0.87
Diluted	0.86

Adjusted earnings per Common Share Attributable to CME Group:
Basic	$0.84
Diluted	0.84

Weighted Average Number of Common Shares:
Basic	334,424
Diluted	336,172

1.	Third-quarter 2014 results included foreign exchange transaction net losses principally related to cash held in British pounds within foreign entities whose functional currency is the U.S. dollar.
2.	Other income tax items include the impact of a change in state and local tax apportionment factors and a favorable settlement of various tax audits.